Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Katie Hollar (816) 221 7500

ENTERPRISE FINANCIAL

REFINANCES $11 MILLION IN TRUST PREFERRED SECURITIES

ON MORE FAVORABLE TERMS

St. Louis, December 16, 2004 – Enterprise Financial Services Corp (OTCBB: EFSC), the parent company of Enterprise Bank and Trust, reported the redemption of $11 million in Trust Preferred Securities that were issued by the Company in 1999 at an annual fixed rate interest cost of 9.40%. The Company financed this redemption by issuing $11 million in pooled Trust Preferred Securities on December 13, 2004. These new securities carry an initial coupon rate of 4.42%, but will float with three-month LIBOR plus a spread of 197 basis points. The new securities mature in 2034 and are callable by the Company in 2009.

In connection with the redemption, the Company will expense the remaining unamortized debt issuance costs of $554,000 associated with the original $11 million issue in its fourth quarter financial statements.

“We are pleased that we could take advantage of the favorable market for Trust Preferred Securities to significantly lower our interest costs,” said Kevin Eichner, president and CEO of Enterprise Financial.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2003 Annual Report on Form 10-K.